Exhibit 10.23

August 6, 2020
VIA EMAIL ONLY

Robert P. Sinclair

Re:     Completion Bonus Agreement
Dear Robert:
As an employee of Aaron’s, Inc. or its affiliates (individually and/or collectively, as applicable, the “Company”), you are aware that the Company intends to separate its Progressive Leasing and Aaron’s Business segments by way of a spin-off or other transaction (the “Transaction”).
In recognition of the fact that you are a key member of the Company’s team, we are offering you a bonus in connection with the completion of the Transaction, subject to the terms and conditions of this letter agreement (this “Agreement”). Your Completion Bonus (as defined below) will be payable to you if you remain continuously employed by the Company or its successors or assigns, as applicable (references to “Company” shall include the Company’s affiliates, successors or assigns, as applicable), through March 15, 2021 (the “Completion Date”), subject to the terms and conditions set forth below.
1.Completion Bonus
Subject to the conditions set forth in this Agreement, the Company will make a special one-time cash payment to you equal to $377,500 as a completion bonus for the Transaction (the “Completion Bonus”) less applicable withholdings and deductions. Your Completion Bonus will be paid by the Company in cash within sixty (60) days following the Completion Date. No part of the Completion Bonus will be treated as compensation paid to you for purposes of calculating your entitlement to any retirement or other benefits provided by the Company.
2.Conditions for Completion Bonus
Your rights with respect to the Completion Bonus are subject to your satisfaction of the following requirements:
(a)From now until the Completion Date, (i) you must remain an employee of the Company, and (ii) you must not have terminated your employment or given notice of termination of your employment with the Company without Good Reason (as defined below);

Robert P. Sinclair
Completion Bonus Agreement
August 6, 2020

(b)From now until the Completion Date, the Company has not terminated your employment (or given you notice of the termination of your employment) for Cause (as defined below);
(c)You have not filed or asserted any claims on or before the Completion Date against the Company and you have executed and delivered to the Company a general release of claims agreement substantially in the form attached hereto as Attachment A pertaining to certain claims you may have against the Company and its related parties up to and through the Completion Date (“Release”) within twenty-one (21) days following the Completion Date, you have not revoked the Release during the seven (7) day period following your delivery of the Release, and the Release has become effective and non-revocable in accordance with its terms;
(d)You will assist the Company in all of its efforts to complete the Transaction in a timely manner up to and through the Completion Date. In performing your duties, you will maintain total confidentiality regarding the Transaction (except as the Company permits you to disclose); and
(e)You will keep confidential the existence and terms of this Agreement and will not discuss it with anyone other than John H. Karr, Vice President, Total Rewards, of the Company, and in confidence, your spouse, tax and/or legal advisor (except to the extent the terms of this Agreement are publicly disclosed by the Company) or as required by applicable law.
For purposes of this Agreement, “Cause” means, unless provided otherwise in an individual agreement between you and the Company:
(A)The commission by you of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction);
(B)The willful engaging by you in misconduct which is deemed by the Chief Executive Officer of the Company, in good faith, to be materially injurious to the Company, monetarily or otherwise; or
(C)The willful and continued failure or habitual neglect by you to perform your duties with the Company.
For purposes of this Agreement, no act or failure to act by you will be deemed to be “willful” unless done or omitted to be done by you not in good faith and without reasonable belief your action or omission was in the best interest of the Company. “Cause” under (A), (B) or (C) shall be determined by the Chief Executive Officer of the Company.
For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without your express written consent:

Robert P. Sinclair
Completion Bonus Agreement
August 6, 2020

(A)    A material diminution in your annual base salary other than as a result of an across-the-board base salary reduction similarly affecting other employees of the Company;
(B)    A material diminution in your authority, duties, or responsibilities;
(C)    A material change in the geographic location at which you must perform services for the Company (for this purpose, the relocation of your current principal office location to a location more than fifty (50) miles from its current location will be deemed to be material); or
(D)    A material breach of this Agreement by the Company;
provided that any of the events described above shall constitute Good Reason only if (i) you provide the Company written notice of the existence of the event or circumstances constituting Good Reason (with sufficient specificity for the Company to respond to such claim) within sixty (60) days of the initial existence of such event or circumstances, (ii) you cooperate in good faith with the Company’s efforts to cure such event or circumstance for a period not less than thirty (30) days following your notice to the Company (the “Cure Period”), (iii) notwithstanding such efforts, the Company fails to cure such event or circumstances prior to the end of the Cure Period, and (iv) you terminate employment with the Company within sixty (60) days after the end of the Cure Period.
3.Administration and Interpretations
Other than as set forth in Section 2, the Completion Bonus will be administered solely by John H. Karr, Vice President, Total Rewards, of the Company. The interpretations and determinations of John H. Karr, Vice President, Total Rewards, of the Company shall be final, binding and conclusive on all interested parties.
4.Arbitration
1.Rules; Jurisdiction. Any controversy, dispute or claim arising out of, relating to or concerning this Agreement (a “Disputed Matter”) will be resolved pursuant to this Section 4. Any such controversy, dispute or claim will be settled in Atlanta, Georgia, in accordance with the applicable rules of the American Arbitration Association (the “AAA”) then in effect; provided, however, that a breach of the obligations under this Section 4 may be enforced by an action for injunctive relief and damages in a court of competent jurisdiction. If the rules of the AAA differ from any provisions of this Agreement, the provisions of this Agreement will control.
2.Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement except as otherwise expressly provided herein.
3.Binding Effect. The arbitrator will have the authority to grant only such equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a

Robert P. Sinclair
Completion Bonus Agreement
August 6, 2020

Disputed Matter, and the decision of the arbitrator within the scope of the submission will be final and conclusive upon all interested parties. Judgment upon any award rendered by the arbitrator may be entered in any court having subject matter jurisdiction to render such judgment. In the event any provision of this Section 4 is found to be unenforceable for any reason by a court or an arbitrator, the court or arbitrator, as the case may be, shall reform this Section 4 to the extent necessary to render it enforceable.
4.Time for Arbitration. Any demand for arbitration involving an alleged breach of this Agreement shall be filed within one (1) year of the date the claim became known or should have become known; provided, however, any claim involving an alleged statutory obligation may be filed with the AAA and served on the other party at any time within the period covered by the applicable statute of limitations.
5.Payment of Costs. To the extent permitted by applicable law, you and the Company each hereby agrees to pay one half the arbitrator’s fees, the costs of transcripts and all other expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the authority to determine payment of costs as part of the award or to allocate costs in accordance with the AAA rules.
6.Burden of Proof; Basis of Decision. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding except where otherwise specifically provided in this Agreement, and the decision shall be based on the application of the law of the State of Georgia (as determined from statutes, court decisions and other recognized authorities) to the facts found by the arbitrator.
5.Assignment
This Agreement is personal to you and may not be assigned by you. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
6.Governing Law
This Agreement shall be governed by and construed in accordance with the law of the State of Georgia without reference to principles of conflict of laws.
7.Termination
This Agreement shall automatically terminate on the Completion Date, subject to the Company’s obligation to pay the Completion Bonus; provided that the Company may elect in its sole discretion to extend such date of determination by delivery of a written notice to you.
8.Effect on Existing Employment
This Agreement shall not be construed as giving you the right to be retained in the employ of the Company. You acknowledge and understand that your employment with the Company is on an “at will” basis. Except as otherwise specifically set forth herein, your

Robert P. Sinclair
Completion Bonus Agreement
August 6, 2020

employment agreement and other agreements with the Company, if any, shall remain in full force and effect.
9.No Trust Fund
This Agreement shall not be construed to create (or an obligation to create) a trust or separate fund of any kind or a fiduciary relationship between the Company and you or any other person. To the extent that you acquire the right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company. The obligations of the Company to make payments under this Agreement shall be contractual only and all such payments shall be made solely from the general assets of the Company.
10.Amendment
This Agreement may not be amended or modified other than by a written agreement executed by you and the Company or its successors, nor may any provision hereof be waived other than by a writing executed by you or the Company or its successors or assigns.
11.Entire Agreement
This Agreement represents the complete understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions and agreements between any parties with respect to such subject matter.
12.Counterparts
This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
13.Section 409A of the Code
The Company intends that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and such section, “Section 409A”) to the extent that the requirements of Section 409A are applicable (and not exempt pursuant to the short term deferral exception under Treas. Reg. Section 1.409A-1(b)(4) or otherwise), and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Company believes, at any time, that any payment or benefit under this Agreement that is subject to Section 409A does not so comply, this Agreement will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A. While the payment provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on you as a result of Section 409A.

Robert P. Sinclair
Completion Bonus Agreement
August 6, 2020

14.Code Section 280G
Notwithstanding any provision of this Agreement to the contrary, if the payment received or to be received by you are contingent on the occurrence of a change in control (including if the payment was generated by the change in control or is made as a result of an event that is closely associated with the change in control and the event is materially related to the change in control), whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all such payments and benefits, being hereinafter referred to as the “Total Payments”), and such payments or benefits would be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), you shall receive the Total Payments and be responsible for the Excise Tax; provided, however, that you shall not receive the Total Payments and the Total Payments shall be reduced to the Safe Harbor Amount if (x) the net amount of such Total Payments, as so reduced to the Safe Harbor Amount (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (y) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments). The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax. Any calculations or determinations required for purposes of this Section 14 shall be made by an accounting firm selected by the Company (which may be the Company’s normal accounting firm).
If you agree with the terms of this Agreement, please sign and return it to John H. Karr, Vice President, Total Rewards, of the Company by August 11, 2020. We will contact you about the timing for the execution of the Release.
We thank you in advance for the valuable contribution which you have made and which we are sure you will continue to make to the Company.
The Completion Bonus will not be applicable in any other circumstances or for any other future transaction, unless explicitly agreed in writing by the Company and you.
Sincerely,
By: ________________________________
Steven A. Michaels
Chief Financial Officer and
President of Strategic Operations

ACCEPTED AND AGREED:
_____________________________
Robert P. Sinclair

Date: ________________________

ATTACHMENT A
Waiver and Release Agreement

This Waiver and Release Agreement (the “Agreement”) by and between Aaron’s, Inc. (the “Company”)1 and Robert P. Sinclair (“You” or “Your”) (collectively the “Parties”) is entered into and effective as of _______________, 2021 (the “Effective Date”). All capitalized terms not otherwise defined in this Agreement have the meaning ascribed to them in the letter agreement between You and the Company dated August 6, 2020 (“Letter Agreement”) which is fully incorporated herein by reference.

1.    Consideration. The Company agrees to pay You the Completion Bonus as set forth in Your Letter Agreement subject to (a) Your execution and delivery of this Agreement to the Company, (b) Your non-revocation of this Agreement, and (c) this Agreement becoming non-revocable and effective in accordance with its terms.

2.    Release. In exchange for the consideration set forth above, and subject to Section 10 below, You release and discharge the Company from any and all claims or liability, whether known or unknown, arising out of any event, act, or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment, claims arising out of the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims arising under the Age Discrimination in Employment Act (ADEA), claims for breach of contract, tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You agree that the Completion Bonus amount is the only payment or benefit You are entitled to receive under Your Letter Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness and that You do not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination or to waive such claims. You acknowledge and represent that You: (a) have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company through the date You sign this Agreement, and (b) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act. Notwithstanding the foregoing, the release of claims set forth above does not waive Your rights under this Agreement or the Letter Agreement, or Your rights with respect to workers compensation or unemployment benefits. You acknowledge and agree that You are otherwise waiving all rights to sue or obtain equitable, remedial or punitive relief from the Company of any kind whatsoever concerning any claims subject to this release of claims, including, without limitation, back pay, front pay, attorneys’ fees and any form of injunctive relief. You expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. You understand the significance of Your release of unknown claims and Your waiver of statutory protection against a release of unknown claims. Notwithstanding the foregoing, You further acknowledge that You are not waiving and are not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that You hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation (other than any governmental whistleblower awards).

1 For purposes of Sections 2 and 3 of this Agreement, the term “Company” includes the Company, the Company’s parents, subsidiaries, affiliates, successors, assigns, and all related companies, as well as each of their respective current and former officers, directors, shareholders, members, managers, employees, agents, and other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.
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You further acknowledge and agree that, as of the day You sign this Agreement, You have fully disclosed to the Company in writing any and all information which could give rise to claims against the Company, and other than such conduct or actions You have disclosed to the Company, You are not aware of any conduct or action by the Company which would be in violation of any federal, state, or local law.

3.    No Admission of Liability. This Agreement is not an admission of liability by the Company.

4.    Section 409A. The Company intends that all benefits provided under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended. Without limiting the generality of the foregoing, if the period during which You have discretion to execute or revoke this Agreement straddles two calendar years, Your Completion Bonus will be paid as soon as practicable in the second of the two calendar years, regardless of within which calendar year You actually execute and deliver this Agreement to the Company, subject to the Agreement first becoming effective.

5.    Attorneys’ Fees. In the event of litigation relating to this Agreement other than a challenge to the release set forth in Section 2, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.

6.    Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

7.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

8.    Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.

9.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. Other than the terms of this Agreement and the Your Letter Agreement, no other representation, promise, or agreement has been made with You to cause You to sign this Agreement.

10.    Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between You and the Company, nothing in this Agreement or in any other agreement shall limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity
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specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.

11.    Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern. You consent to the personal jurisdiction of the courts in Georgia. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.

12.    Counterparts. The Parties acknowledge and agree that this Agreement may be executed in one or more counterparts, including facsimiles and scanned images, and it shall not be necessary that the signatures of all Parties hereto be contained on any one counterpart, and each counterpart shall constitute one and the same Agreement.

You acknowledge that You have entered into this Agreement freely and without coercion, that You have been advised by the Company to consult with counsel of Your choice, that You have had adequate opportunity to so consult, and that You have been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”). You understand that You may execute this Agreement fewer than 21 days from its receipt from the Company, but agree that such execution will represent Your knowing waiver of such Consideration Period. You further acknowledge that within the 7-day period following Your execution of this Agreement (the “Revocation Period”), You will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Your revocation hereof. In order to be effective, notice of Your revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period. Such revocation must be sent to the Company’s Vice President, Total Rewards, at 400 Galleria Parkway SE, Suite 300, Atlanta, Georgia, 30339.

If the terms set forth in this Agreement are acceptable, please initial each page, sign below, and return the signed original to the Company. If the Company does not receive a signed original on or before the 22nd day after You receive this Agreement, then this offer is automatically revoked and You shall not be entitled to the consideration set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Aaron’s, Inc.                        Robert P. Sinclair

By: _____________________________        ___________________________________

Its: ______________________________        Date: _______________________________

Date: ____________________________

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